                        CALCULATION OF EARNINGS PER SHARE
                  (In thousands, except for per share amounts)
                                   (unaudited)

                                                               Three Months      Three Months
                                                                   Ended            Ended
                                                                 Sept. 30,        Sept. 30,
                                                                   1997              1996



Net income (loss)                                             $        7,291   ($        73,294)
                                                             ================  =================

Weighted average common shares outstanding                            31,146             29,782

Common stock equivalents                                               2,042                  -
                                                             ----------------  -----------------

Shares used in calculation of net income per share                    33,188             29,782
                                                             ================  =================

Net income (loss) per share                                   $         0.22   ($          2.46)
                                                             ================  =================
